Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 is presented to illustrate the estimated effects of the Transactions described in Note 1 “Description of the Transactions.”

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2019 (the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Wabtec’s historical consolidated financial statements and GE Transportation’s historical combined financial statements as adjusted to give effect to the Transactions, including the Merger.

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Wabtec for the year ended December 31, 2019. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Wabtec management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. See note 7 to the Pro Forma Statements.  Certain historical GE Transportation financial statement caption amounts have been reclassified or combined to conform to Wabtec’s presentation and the disclosure requirements of the combined company. See note 6 to the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Wabtec as of and for the year ended December 31, 2019, which are included in Wabtec’s annual report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) on February 24, 2020. GE Transportation’s historical financial information have been presented on a “carve-out” basis from GE’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of GE Transportation and include allocations of corporate expenses from GE. These allocations reflect significant assumptions, and the financial statements do not fully reflect what GE Transportation’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of GE Transportation’s future results of operations, financial position or cash flows. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed combined financial information.

The unaudited Pro Forma Statements give effect to the Transactions as if they had occurred on January 1, 2019, for the purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2019. In the opinion of Wabtec’s management, these Pro Forma Statements include all material adjustments necessary to be in accordance with Article 11 of Regulation S-X under the Securities Act.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Wabtec and GE Transportation.

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Statements of Income (Unaudited)
For the Twelve Months Ended December 31, 2019

In millions, except per share data (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transporation Historical	Reclassification Adjustments (Note 6)	Pro Forma Adjustments	Notes		Pro Forma Combined Wabtec/GE Transportation

Sales of goods	$6,907.9	$344.3	$-	$(4.0)			$7,248.2
Sales of services	1,292.1	172.3	-	(37.0)	7(a	)	1,427.4
Net sales	8,200.0	516.6	-	(41.0)			8,675.6
Cost of goods sold	(5,128.4)	(329.1)	30.1	189.2	7(f	)	(5,238.2)
Cost of services sold	(793.6)	(115.5)	-	-			(909.1)
Gross profit	2,278.0	72.0	30.1	148.2			2,528.3

Selling, general and administrative expenses	(1,166.6)	(53.2)	-	80.4	7(b) & 7(g	)	(1,139.4)
Engineering expenses	(209.9)	-	(22.1)	-			(232.0)
Amortization expense	(238.4)	-	(8.0)	(32.4)	7(c	)	(278.8)
Total operating expenses	(1,614.9)	(53.2)	(30.1)	48.0			(1,650.2)

Income from operations	663.1	18.8	-	196.2			878.1

Interest expense, net	(219.1)	-	-	(6.0)	7(e	)	(225.1)
Other (expense) income, net	2.8	(3.3)	-	-			(0.5)
Income from operations before income taxes	446.8	15.5	-	190.2			652.5

Income tax expense	(120.3)	(3.8)	-	(46.0)	7(d	)	(170.1)
Net income	326.5	11.7	-	144.2			482.4

Less: Net income attributable to noncontrolling interest	0.2	2.5	-	-			2.7
Net income attributable to Wabtec shareholders	$326.7	$14.2	$-	$144.2			$485.1

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.91	-	-	-			$2.53
Diluted
Net income attributable to Wabtec shareholders	$1.84	-	-	-			$2.53

Weighted average shares outstanding
Basic	170.5	-	-	20.6	7(h	)	191.1
Diluted	177.3	-	-	14.3			191.6

Westinghouse Air Brake Technologies Corporation
Notes to Pro Forma Statements (Unaudited)
(Expressed in U.S. dollars, unless otherwise indicated)

1.	Description of the transaction

General Electric Company (“GE”), Westinghouse Air Brake Technologies Corporation (“Wabtec”), Transportation Systems Holdings Inc. (“SpinCo”) and Wabtec US Rail Holdings, Inc. (“Merger Sub”), entered into an original Agreement and Plan of Merger (the “Original Merger Agreement” and, as subsequently amended, the “Merger Agreement”) on May 20, 2018, and GE, SpinCo, Wabtec and Wabtec US Rail, Inc. (the “Direct Sale Purchaser”) entered into the original Separation, Distribution and Sale Agreement (the “Original Separation Agreement” and, as subsequently amended, the “Separation Agreement”) on May 20, 2018, which together provided for the combination of Wabtec and the transportation business of GE (“GE Transportation”), which comprised GE’s worldwide business of sourcing, manufacturing, developing, providing and selling transportation products and services for the railroad, mining, marine, stationary power and drilling industries.  The Original Merger Agreement and Original Separation Agreement were each subsequently amended on January 25, 2019. In connection with the separation of GE Transportation from the remaining businesses of GE and its subsidiaries pursuant to the Separation Agreement (the “Separation”), GE conducted an internal reorganization (the “Internal Reorganization”). The Transactions contemplated by the Merger Agreement and the Separation Agreement were approved by the board of directors of Wabtec and the board of directors of GE.

In connection with the Transactions, certain assets of GE Transportation, including the equity interests of certain pre-Transaction subsidiaries of GE that composed part of GE Transportation, were sold (the “Direct Sale”) for a cash payment of $2.875 billion (the “Direct Sale Purchase Price”) to Direct Sale Purchaser and certain liabilities of GE Transportation were assigned to Direct Sale Purchaser, in each case, as described in the Separation Agreement.  Thereafter, GE transferred the business and operations of GE Transportation, other than those transferred in connection with the Direct Sale, (the “SpinCo Business”) to SpinCo and its subsidiaries (to the extent not already held by SpinCo and its subsidiaries), and SpinCo issued to GE shares of SpinCo Class A preferred stock, SpinCo Class B preferred stock, SpinCo Class C preferred stock and additional shares of SpinCo common stock in connection therewith. Following this issuance of additional SpinCo common stock to GE, and immediately prior to the distribution by GE of SpinCo’s common stock to GE stockholders by way of a pro rata dividend (the “Distribution”), GE owned 8,700,000,000 shares of SpinCo common stock, 15,000 shares of SpinCo Class A preferred stock, 10,000 shares of SpinCo Class B preferred stock and one share of SpinCo Class C preferred stock, which constituted all of the outstanding stock of SpinCo.

Following the Direct Sale, GE distributed the Distribution Shares of SpinCo in a spin-off transaction. Immediately after the Distribution, Merger Sub merged with and into SpinCo (the “Merger”), whereby the separate corporate existence of Merger Sub ceased and SpinCo continued as the surviving company and a wholly owned subsidiary of Wabtec (except with respect to shares of SpinCo Class A preferred stock held by GE). In the Merger, each share of SpinCo common stock was converted into the right to receive a number of shares of Wabtec common stock based on the common stock exchange ratio set forth in the Merger Agreement, and the share of SpinCo Class C preferred stock converted into the right to receive (a) 10,000 shares of Wabtec convertible preferred stock and (b) a number of shares of Wabtec common stock equal to 9.9% of the fully-diluted pro forma Wabtec shares. Immediately prior to the Merger, Wabtec paid $10.0 million in cash to GE in exchange for all the shares of SpinCo Class B preferred stock.

Immediately after the consummation of the Merger, approximately 49.2% of the outstanding shares of Wabtec common stock was held collectively by GE and holders of GE common stock as of the close of business on February 14, 2019 (with 9.9% held by GE directly in the form of shares of Wabtec common stock and 15% underlying the shares of Wabtec convertible preferred stock to be held by GE, which were convertible into Wabtec common stock) and approximately 50.8% of the outstanding shares of Wabtec common stock was held by pre-Merger Wabtec stockholders, in each case calculated on a fully-diluted, as-converted and as-exercised basis.

On May 6, 2019, GE completed the sale of approximately 8,780 shares of Wabtec’s Series A Preferred stock which converted upon the sale to 25,300,000 shares of Wabtec’s common stock. On August 9, 2019, GE completed a sale of the remaining shares of Series A Preferred Stock outstanding, which converted to approximately 3,515,500 shares of common stock, as well as 16,969,656 shares of common stock owned directly by GE. Finally, on September 12, 2019, GE completed a sale of all of its remaining shares of common stock of Wabtec, approximately 2,048,515 shares. In conjunction with these secondary offerings, the Company waived the requirements under the shareholders agreement for GE to maintain certain ownership levels of Wabtec’s stock following the closing date of the Merger. The Company did not receive any proceeds from the sale of any of these shares.

The estimated total value of the consideration paid by Wabtec in the Transactions was approximately $10.3 billion, including the cash paid for the Direct Sales Assets, equity transferred for SpinCo, contingent consideration, assumed debt and net of cash acquired. The consideration was based on the Company’s closing share price of $73.36 on February 22, 2019 and the fair value of the contingent consideration.

2.	Basis of presentation

The Transactions have been accounted for as a business combination using the acquisition method in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabtec has estimated the fair value of GE Transportation’s assets acquired and liabilities assumed and conformed the accounting policies of GE Transportation to its own accounting policies.

The pro forma purchase price allocation is preliminary and subject to change based on the finalization of purchase price adjustments and completion of Wabtec management’s assessment of the fair values of the assets and liabilities acquired. The Company is in the final stages of completing the purchase price allocation.  The final purchase price allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as backlog, customer relationships trade names and intellectual property as well as goodwill and (3) other changes to assets, liabilities and non-controlling interest. The Company does not expect the final allocation to differ materially from the preliminary valuation used in the pro forma adjustments and included in Note 3 below.

Estimated remaining transaction costs for Wabtec and GE Transportation have not been reflected in the unaudited pro forma condensed combined statement of income on the basis that these expenses are directly related to the Transactions but are nonrecurring in nature. Total estimated transaction costs for Wabtec and GE Transportation for the year ended December 31, 2019 were approximately $86 million.

3.	Preliminary purchase price allocation

The Transactions have been accounted for as a business combination in accordance with Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, Wabtec allocated purchase price to the tangible and intangible net assets acquired pursuant to the Direct Sale and the Merger based on the preliminary estimated fair values as of the assumed date of the Merger.

Wabtec has performed a preliminary valuation analysis of the fair market value of GE Transportation’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the assumed date of the Merger (in millions):

Cash and cash equivalents	$177.6
Accounts receivable	515.5
Inventories	1,189.2
Other current assets	71.5
Property, plant and equipment	1,089.6
Goodwill	5,987.5
Trade names	55.0
Intellectual property	1,180.0
Backlog	1,440.0
Customer relationships	550.0
Other noncurrent assets	330.3
Total assets acquired	12,586.2

Current liabilities	(1,587.5)
Contingent consideration	(440.0)
Other noncurrent liabilities	(652.9)
Total liabilities assumed	(2,680.4)
Net assets acquired	9,905.8
Noncontrolling interest acquired	$(86.8)

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The Company is in the final stages of completing the purchase price allocation. The Company does not expect the final allocation to differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, backlog, intellectual property, and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4.	Financing transactions

Wabtec entered into a credit agreement on June 8, 2018, which includes (i) a multi-currency loan facility for an equivalent in US dollars of up to $1.2 billion in revolving credit loans, (ii) a $350.0 million term loan, the proceeds of which refinanced existing term loans and (iii) a $400.0 million delayed draw term loan, the proceeds of which were used to fund a portion of the acquisition of GE Transportation. Wabtec also obtained bridge commitments in respect of a bridge loan facility in an amount not to exceed $2.5 billion. On September 14, 2018, the bridge commitments were permanently reduced to $0 in connection with Wabtec’s issuance of $500 million aggregate principal amount of its Floating Rate Senior Notes due 2021 (the “Floating Rate Notes”), $750 million aggregate principal amount of its 4.150% Senior Notes due 2024 (the “2024 Notes”) and $1.25 billion aggregate principal amount of its 4.700% Senior Notes due 2028 (the “2028 Notes,” and, together with the Floating Rate Notes and the 2024 Notes, the “New Wabtec Notes”). Wabtec used proceeds from the delayed draw term loan and the issuance of the New Wabtec Notes to pay the Direct Sale Purchase Price. Additionally, in the Merger, Wabtec issued common stock and convertible preferred stock valued (based on Wabtec’s closing stock price on the New York Stock Exchange (the “NYSE”) as of February 25, 2019) at approximately $4.8 billion and $2.1 billion, respectively. The Wabtec convertible preferred stock was convertible into a number of shares of Wabtec common stock that constituted 15% of the Wabtec common stock on a fully-diluted, as-converted, as-exercised basis.

5.	Tax benefits

As a result of the Transactions, Wabtec will be able to deduct for tax purposes the stepped-up basis of certain assets acquired including, but not limited to, property, plant and equipment, trade names, intellectual property, customer relationships, backlog and goodwill. Wabtec estimates the fair value of these tax benefits created in the Transactions to be approximately $1.5 billion, with the first $440 million on a net present value basis of cumulative cash benefits to be paid to GE and the remainder to accrue to Wabtec. The final amount and timing of when these tax benefits may be realized could differ materially from the preliminary estimate.

6.	Reclassification adjustments

Certain reclassifications have been made to the historical presentation of GE Transportation to conform to the historical financial statement presentation of Wabtec. Specifically, Wabtec presents Engineering expense and Amortization expense as separate captions within the statement of income, while GE Transportation presented these expenses within the Cost of goods sold caption within the statement of income. Reclassification adjustments have been made to conform the GE Transportation presentation of these expenses to the Wabtec financial statement presentation.

These reclassification adjustments had no net impact on Income from operations, Income from operations before income tax, Net income, and Net income attributable to Wabtec stockholders.

7.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statements:

a.	Reflects adjustments to GE Transportation’s historical financial statements to conform to Wabtec’s revenue recognition policy for long term service contracts.

b.	Reflects adjustments to GE Transportation’s historical financial statements to conform to Wabtec’s policy related to the capitalization of internal use software.

c.
Reflects the adjustment of additional intangible asset amortization expense which would have been incurred had the Transactions occurred on January 1, 2019. As part of the preliminary valuation analysis, Wabtec identified intangible assets, including trade names, intellectual property, backlog and customer relationships. The fair value of identifiable intangible assets has been determined primarily using the “income approach,” which requires a forecast of expected future cash flows related to these intangibles. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific nature, detailed valuations and necessary calculations of the acquired intangibles from GE Transportation. The following table summarizes the estimated fair values of GE Transportation’s identifiable intangible assets, their estimated average useful lives and two months of amortization expense on a linear basis (in millions):

	Estimated Fair Value	Estimated Useful Life in Years	Additional Amortization for Year Ended December 31, 2019
Trade names	$55.0	5	$1.8
Intellectual property	1,180.0	10-13	16.6
Backlog	1,440.0	6-15	18.1
Customer relationships	550.0	23-24	3.9
	$3,225.0		$40.4
Historical amortization expense			(8.0)
Pro forma increase in amortization expense			$32.4

d.	Reflects the income tax effect of pro forma adjustments based on an estimated combined tax rate of 24.1% for the year ended December 31, 2019.

e.
Reflects the net increase to interest expense resulting from interest on the assumed new debt to finance the Direct Share Purchase Price and other interest adjustments directly related to the Transactions if they had occurred on January 1, 2019, as follows (in millions):

Year Ended December 31, 2019
Interest expense on new debt	$4.6
Accretion of contingent consideration	1.4
Pro forma adjustments to interest expense	$6.0

f.
Reflects the estimated $185.0 million of additional cost of goods sold expense recognized in 2019 which will not have a continuing impact on the Company as a result of stepping-up GE Transportation’s inventory to its fair value. The inventory step-up calculation is preliminary and subject to change. The fair value of the inventory step-up was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

g.	Reflects the elimination of transaction costs recognized in 2019 of $86.0 million directly related to the Transactions which will not have a recurring impact on operations.

h.
Reflects an adjustment to the Company’s share count for the purposes of calculating Pro Forma combined basic and diluted earnings per common share. This adjustment accounts for the issuance of common stock and preferred stock on an as-converted basis as consideration for the Transactions as if they had occurred on January 1, 2019.